Exhibit 99.1

July 23, 2020

For Immediate Release

Contacts:	Brad Captain
Corporate Relations Group
publicrelations@nrucfc.coop
800-424-2954

CFC Announces Planned Retirement of CEO Sheldon C. Petersen

DULLES, Va.— The National Rural Utilities Cooperative Finance Corporation (CFC) has announced that Sheldon C. Petersen, Chief Executive Officer, notified the Board of Directors of his intention to retire in the first half of 2021, subject to the successful completion of a search for a successor.

Consistent with CFC’s long-standing succession plan, the Board of Directors is leading the process to identify the next Chief Executive Officer and will establish a committee to oversee the related activities as well as engage an executive search firm to assist with the effort.

Mr. Petersen, age 67, joined CFC in 1983 as an area representative, moving to headquarters in 1990 and has served in his current role since 1995. During his tenure as CEO, the CFC loan portfolio increased from approximately $7 billion to nearly $27 billion today.

“We thank Sheldon for his leadership and strategic vision in establishing CFC as the most trusted financial resource for electric cooperatives. Sheldon has created an organizational culture focused on member service and a commitment to excellence,” said Dean Tesch, President of the CFC Board of Directors.

“It has been an honor and a privilege to serve our electric cooperative network for the last 37 years,” noted Mr. Petersen, adding that “CFC is blessed with a strong executive leadership team and dedicated employees that well position us to continue to serve our member-owners into the future.”

About CFC

Created and owned by America’s electric cooperative network, the National Rural Utilities Cooperative Finance Corporation (CFC)—a nonprofit finance cooperative with nearly $27 billion in assets—provides unparalleled industry expertise, flexibility and responsiveness to serve the needs of our member-owners. CFC is an equal opportunity provider. Visit us online at www.nrucfc.coop.

Forward-Looking Statements

This press release contains certain statements that are considered “forward-looking statements” within the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. Forward-looking statements, which are based on certain assumptions regarding future business and financial performance and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “expect,” and similar expressions. All statements about future expectations or projections are forward-looking statements. Although we believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance may differ materially from our forward-looking statements due to several factors. Information regarding the factors which could cause actual results to materially differ is included in our annual and quarterly reports previously filed with the SEC. Except as required by law, we undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date on which the statement is made.

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